                                                                    Exhibit 99.7


                                                                    July , 1997

The First National Bank of Chicago
One First National Plaza
Suite 0126
Chicago, Illinois 60670-0126

Attention: Corporate Trust Services Division

Ladies and Gentlemen:

  McKesson Corporation, a Delaware corporation (the "Company") proposes to make an offer (the "Exchange Offer") to exchange any and all of its outstanding 6.60% Notes due March 1, 2000, 6 7/8% Notes due March 1, 2002 and 7.65% Debentures due March 1, 2027 (together the "Private Notes") for its 6.60% Exchange Notes due March 1, 2000, 6 7/8% Exchange Notes due March 1, 2002 and 7.65% Debentures due March 1, 2027 (together the "Exchange Notes"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated July , 1997 (the "Prospectus"), to be distributed to all record holders of the Private Notes. A copy of the Prospectus is attached hereto as Exhibit A. The Private Notes and the Exchange Notes are collectively referred to herein as the "Notes." Capitalized terms used but not defined herein shall have the same meaning given them in the Prospectus.

  A copy of each of the form of the Letter of Transmittal, the form of the Notice of Guaranteed Delivery, the form of Letter to Brokers, Dealers and the form of Letter to Clients is attached hereto as Exhibit B.

  The Company hereby appoints The First National Bank of Chicago to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to The First National Bank of Chicago.

  The Exchange Offer is expected to be commenced by the Company on or about July , 1997. The Letter of Transmittal accompanying the Prospectus (or in the case of book entry securities, the ATOP system) is to be used by the holders of the Private Notes to accept the Exchange Offer and contains instructions with respect to (i) the delivery of certificates for Private Notes tendered in connection therewith and (ii) the book entry transfer of Notes to the Exchange Agent's account.

  The Exchange Offer shall expire at 5:00 P.M., New York City time, on August , 1997 or on such later date or time to which the Company may extend the
Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time by giving oral (to be confirmed in writing) or written notice to you before 9:00 A.M., New York City time, on the Business Day following the previously scheduled Expiration Date.

  The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Private Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer--Certain Conditions to the Exchange Offer." The Company will give you prompt oral (confirmed in writing) or written notice of any amendment, termination or nonacceptance of Private Notes.

  In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

  1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

  2. You will establish an account with respect to the Private Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two Business Days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Private Notes by causing the Book-Entry Transfer Facility to transfer such Private Notes into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

  3. You are to examine each of the Letters of Transmittal and certificates for Private Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Private Notes to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Private Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Private Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform such holders of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

  4. With the approval of any person designated in writing by the Company (a "Designated Officer") (such approval, if given orally, to be confirmed in writing) or any other party designated by any such Designated Officer in writing, you are authorized to waive any irregularities in connection with any tender of Private Notes pursuant to the Exchange Offer.

  5. Tenders of Private Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer--Procedures for Tendering Private Notes," and Private Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

  Notwithstanding the provisions of this paragraph 5, Private Notes which any Designated Officer of the Company shall approve as having been properly tendered shall be considered to be properly tendered. Such approval, if given orally, shall be confirmed in writing.

  6. You shall advise the Company with respect to any Private Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Private Notes.

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

  7. You shall accept tenders:

    (a) in cases where the Private Notes are registered in two or more names only if signed by all named holders;

    (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of such person's authority so to act is submitted; and

    (c) from persons other than the registered holder of Private Notes provided that customary transfer requirements, including satisfaction of any applicable transfer taxes, are fulfilled.

  You shall accept partial tenders of Private Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Private Notes to the transfer agent for division and return any untendered Private Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

  8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice, if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Private Notes properly tendered and you, on behalf of the Company, will exchange such Private Notes for Exchange Notes and cause such Private Notes to be canceled. Delivery of Exchange Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of Exchange Notes for each $1,000 principal amount of the corresponding series of Private Notes tendered promptly after notice (such notice, if given orally, to be confirmed in writing) of acceptance of said Private Notes by the Company; provided, however, that in all cases, Private Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Private Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. You shall issue Exchange Notes only in denominations of $1,000 or any integral multiple thereof. Private Notes may be tendered in denominations of $1,000 or any integral multiple thereof.

  9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Private Notes tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date.

  10. The Company shall not be required to exchange any Private Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Private Notes tendered shall be given orally (and confirmed in writing) by the Company to you.

  11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Private Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer--Certain Conditions to the Exchange Offer" or otherwise, you shall promptly after the expiration or termination of the Exchange Offer return those certificates for unaccepted Private Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

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

  12. All certificates for reissued Private Notes unaccepted Private Notes or for Exchange Notes shall be forwarded (a) by first-class certified mail, return receipt requested, under a blanket surety bond protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates; (b) by registered mail insured separately for the replacement value of each of such certificates or (c) by effectuating appropriate book-entry transfer.

  13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

  14. As Exchange Agent hereunder you:

    (a) shall have no duties or obligations other than those specifically set forth in the section of the Prospectus captioned "The Exchange Offer," the Letter of Transmittal or herein or as may be subsequently agreed to in writing by you and the Company;

    (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Private Notes represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer or the Letter of Transmittal or any other disclosure materials delivered in connection therewith;

    (c) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with indemnity reasonably satisfactory to you;

    (d) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

    (e) may reasonably act upon any tender, statement, request, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

    (f) may rely on and shall be protected in acting upon written or oral instructions from any Designated Officer of the Company;

    (g) may consult with counsel satisfactory to you, including counsel for the Company, with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel, provided that you shall promptly notify the Company of any action taken or omitted by you in reliance upon such advice or opinion; and

    (h) shall not advise any person tendering Private Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Private Notes.

  15. You shall take such action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Nancy A. Miller.

  16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to Nancy A. Miller of the Company, and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and including the Expiration Date, as to the number of Private Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons, upon oral request made from time to time on or prior to the Expiration Date, such other information as it or such person reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request, of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Private Notes tendered, the aggregate principal amount of Private Notes accepted and deliver said list to the Company promptly after the Expiration Date.

  17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities.

  18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

  19. For services rendered as Exchange Agent hereunder, you shall be entitled to compensation as set forth on Schedules I, II and III attached hereto plus reasonable out-of-pocket expenses and reasonable attorneys' fees, incurred in connection with your services hereunder, within thirty days following receipt by the Company of an itemized statement of such expenses and fees in reasonable detail.

  20. (a) The Company covenants and agrees to indemnify and hold you (which for purposes of this paragraph shall include your directors, officers and employees) harmless in your capacity as Exchange Agent hereunder from and against any and all loss, liability, cost, damage, expense and claim, including but not limited to reasonable attorneys' fees and expenses, incurred by you as a result of, arising out of or in connection with the performance by you of your duties under this Agreement or the compliance by you with the instructions set forth herein or delivered hereunder; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost, damage, expense or claim arising out of your gross negligence or willful misconduct. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you, by letter or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Company shall be entitled to participate at its own expense in

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

the defense of any such claim or other action, and, if the Company so elects, the Company may assume the defense of any suit brought to enforce any such claim; provided that the Company shall not be entitled to assume the defense of any such action if the named parties to such action include both the Company and you and representation of both parties by the same legal counsel would, in the written opinion of counsel to you, be inappropriate due to actual or potential conflicting interests between them. In the event that the Company shall assume the defense of any such suit or threatened action in respect of which indemnification may be sought hereunder, the Company shall not be liable for the fees and expenses of any counsel thereafter retained by you. The Company shall not be liable under this paragraph for the fees and expenses of more than one legal counsel for you.

  (b) You agree that, without the prior written consent of the Company (which consent shall not be unreasonably withheld), you will not settle, compromise or consent to the entry of any pending or threatened claim, action, or proceeding in respect of which indemnification could be sought in accordance with the indemnification provisions of this Agreement (whether or not you or the Company or any of its controlling persons is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of the Company and controlling persons from all liability arising out of such claim, action or proceeding.

  21. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Company understands that you are required in certain instances to deduct 31% of the amounts to be paid with respect to interest paid on the Exchange Notes and proceeds from the sale, exchange, redemption or retirement of the Exchange Notes from holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.

  22. You shall notify the Company of the amount of any transfer taxes payable in respect of the exchange of Private Notes and, upon receipt of written approval from the Company, you shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Private Notes, your check in the amount of all transfer taxes so payable, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Private Notes; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

  23. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto, and no other person shall have any rights hereunder.

  24. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

  25. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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

  26. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

  27. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or facsimile number set forth below:

  If to the Company:

    McKesson Corporation
    McKesson Plaza
    One Post Street
    San Francisco, CA 94104

    Facsimile: (415) 983-8826
    Attention: Nancy A. Miller

  If to the Exchange Agent:

    The First National Bank of Chicago
    c/o First Chicago Trust Company of New York
    14 Wall Street
    8th Floor, Window 2
    New York, New York 10005

    Facsimile: (212) 240-8938
    Attention: Corporate Trust Administration

  With a copy to:

    The First National Bank of Chicago
    One First National Plaza
    Suite 0125
    Chicago, Illinois 60670-0126

    Facsimile: (312) 407-1708
    Attention: Janice Ott Rotunno

  28. Unless terminated earlier by the parties hereto, this Agreement shall terminate 180 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 19, 20 and 22 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Notes, funds or property then held by you as Exchange Agent under this Agreement.

  29. This Agreement shall be binding and effective as of the date hereof.

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  Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

  McKESSON CORPORATION

  By: ______________________________________
      Name:  Nancy A. Miller
      Title: Vice President and Corporate Secretary

  Accepted as the date
  first above written:

  THE FIRST NATIONAL BANK OF CHICAGO, as Exchange Agent

  By: ___________________________________
      Name:Richard D. Manella
      Title:Vice President


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

                                  SCHEDULE I


                      THE FIRST NATIONAL BANK OF CHICAGO
                                 FEE SCHEDULE
                            EXCHANGE AGENT SERVICES
         McKESSON CORPORATION - 6.60% EXCHANGE NOTES DUE MARCH 1, 2000
         -------------------------------------------------------------

I.   Exchange Agency
     ---------------

     A fee for the receipt of exchanged 6.60% Exchange Notes of McKesson Corporation will be charged at $6.50 per letter of transmittal. The total charge will be subject to a minimum of $2,000 and maximum of $5,000.

     This fee covers examination and execution of all required documentation, receipt of transmittal letters, reporting as required to the Company and communication with DTC.


II.  Miscellaneous
     -------------

     Fees for services not specifically covered in this schedule will be assessed in amounts commensurate with the services rendered.

                                  SCHEDULE II


                      THE FIRST NATIONAL BANK OF CHICAGO
                                 FEE SCHEDULE
                            EXCHANGE AGENT SERVICES
        McKESSON CORPORATION - 6-7/8% EXCHANGE NOTES DUE MARCH 1, 2000
        --------------------------------------------------------------

I.   Exchange Agency
     ---------------

     A fee for the receipt of exchanged 6-7/8% Exchange Notes of McKesson Corporation will be charged at $6.50 per letter of transmittal. The total charge will be subject to a minimum of $2,000 and maximum of $5,000.

     This fee covers examination and execution of all required documentation, receipt of transmittal letters, reporting as required to the Company and communication with DTC.


II.  Miscellaneous
     -------------

     Fees for services not specifically covered in this schedule will be assessed in amounts commensurate with the services rendered.

                                 SCHEDULE III


                      THE FIRST NATIONAL BANK OF CHICAGO
                                 FEE SCHEDULE
                            EXCHANGE AGENT SERVICES
               McKESSON CORPORATION - 7.56% EXCHANGE DEBENTURES
                               DUE MARCH 1, 2000
                               -----------------

I.   Exchange Agency
     ---------------

     A fee for the receipt of exchanged 7.56% Exchange Debentures of McKesson Corporation will be charged at $6.50 per letter of transmittal. The total charge will be subject to a minimum of $2,000 and maximum of $5,000.

     This fee covers examination and execution of all required documentation, receipt of transmittal letters, reporting as required to the Company and communication with DTC.


II.  Miscellaneous
     -------------

     Fees for services not specifically covered in this schedule will be assessed in amounts commensurate with the services rendered.